IMPALA ASSET MANAGEMENT LLC

INVESTMENT ADVISER CODE OF ETHICS

DATED OCTOBER 24, 2016

IMPALA ASSET MANAGEMENT LLC

INVESTMENT ADVISER CODE OF ETHICS

I. OVERVIEW

This Code of Ethics (the “Code”) sets forth both general principles and specific requirements with which all partners, officers, directors, employees, and other supervised persons (collectively, “Employees”) of Impala Asset Management LLC (“Impala” or the “Adviser”) are required to comply. The Code requires that all such persons avoid activities, interests, relationships, and conflicts of interest that might interfere with making decisions in the best interest of Impala’s clients and investors (collectively, “Clients”). In addition, the Code requires that all Employees that have access to non-public information regarding Advisory Client portfolio holdings (“Access Persons”) periodically report their personal securities transactions and holdings to the Adviser’s Chief Compliance Officer (the “CCO”). For purposes of this Code, all employees of the Adviser are presumed to be Access Persons. The CCO may exempt on a case-by-case basis certain employees from being deemed an Access Person. Employees not considered an Access Person will be exempt from having to submit personal securities transactions and holdings reports. Any such Employees will however, remain bound by all other provisions of this Code.

This Code applies to all Employees. All Employees must promptly report any violation of the Code to the CCO. Questions regarding the Code should be directed to the CCO.

Please review the Code carefully and return a signed copy of the Annual Compliance Certification Form to the CCO.

Capitalized terms not otherwise defined herein are defined in Appendix 1 attached hereto.

II. GUIDING PRINCIPALS AND STANDARDS OF CONDUCT

Employees must act with competence, dignity, and in an ethical manner when dealing with investors, prospective investors, the public, third-party service providers, and fellow Employees. The following set of principles frame the professional and ethical conduct that Impala expects from its Employees:

  Place the integrity of the investment profession, the interests of Clients, and the interests of Impala above one’s own personal interests.
  Adhere to the fundamental standard that one should not take inappropriate or unfair advantage of their position.
  Conduct all personal securities transactions in a manner consistent with this Code.

  Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.
  Comply with all applicable provisions of the federal securities laws.

In addition, no Employee may:

  Engage in any manipulative practice with respect to a Client;
  Engage in any manipulative practice with respect to securities, including price manipulation; or
  Make any untrue statement of a material fact to an investor or omit to state a material fact necessary in order to make a statement not misleading.

As a fiduciary, Impala and its Employees have an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its Clients and investors. Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing all material facts concerning any conflicts that do arise with respect to any Client.

III. PROHIBITED TRANSACTIONS AND ACTIVITIES

All Employees and their Immediate Families are prohibited from engaging in any of the following transactions:

1.	Any transaction while in possession of material, non-public information regarding the Security or the issuer of the Security.
2.	Any transaction in a security intended to raise, lower, or maintain the price of a Security or to create a false appearance of active trading.
3.	The purchase or sale of a Security, or the writing of an option to purchase or sell a Security, when the Employee has knowledge of the intent of Impala to purchase or sell that Security on behalf of a Client. This prohibition applies whether the Securities Transaction is in the same (two purchases) or the opposite (a purchase and sale) direction as the transaction of the Client.
4.	Any purchase or sale of a Security, including the writing of an option to purchase or sell a Security, on any day during which a Client has a pending “buy” or “sell” order in the same Security until that order is executed or withdrawn. This prohibition may be waived by the CCO if the Employee provides the CCO with a written explanation as to why the trade is necessary and a provision is made for the Client trade to take precedence, in terms of price, over the trade in question.

5. The recommendation by an Employee of any Securities Transaction to a Client without having disclosed the Employee’s or Immediate Family member’s interest, if any, in such security or the issuer of the security, including without limitation:

a. such person’s direct or indirect Beneficial Interest in any securities of such issuer; or

b. any position with such issuer or its affiliates.

6. Any acquisition of securities in an initial public offering (other than a new offering of a registered open-end investment company).

7. The purchase or sale of a Covered Security without first obtaining pre-clearance from the CCO or his designee in accordance with the procedures in Section V below.

8. The shorting of any equity security (except ETFs) or corporate bond.

9. Purchasing a naked put option on an equity.

10. Selling any Covered Security requiring written preclearance within 30 days of its purchase. After the 30 days, sales are still subject to the restriction identified above in number 7.

11. Executing more than 5 precleared transactions per month.

IV. EXEMPT TRANSACTIONS

The prohibitions and conditions described in Section III items 3-11 above shall not apply to:

•- Purchases or sales of shares of registered open-end investment companies;

•- Purchases or sales effected in any account over which the Employee (i) has no direct or indirect influence or control, or (ii) has given discretionary investment authority to an independent third party;

•- Purchases that are part of an automatic dividend reinvestment plan; or

•- Purchases of all bonds (except corporate bonds).

V. PRE-CLEARANCE OF CERTAIN CONDITIONAL TRANSACTIONS

Access Persons must have written pre-clearance for all transactions in Covered Securities with the exception of the transactions discussed in Section IV above. Impala reserves the right to disapprove any proposed transaction that may have the appearance of improper conduct or for any other reason including, but not limited to: whether the amount or nature of the transaction is likely to affect the price or market for the security and whether the Access Person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by a Client.

Access Persons shall complete the Request Preclearance for a Trade form in Compliance Science for a non-exempt Covered Security. Once pre-clearance is granted, the Access Person may only transact in that security until the end of the following business day. If the Access Person wishes to transact in the security beyond that day, he/she must again obtain pre-clearance for the transaction.

The acquisition of any limited offering or private placement (e.g., a hedge fund) by an Access Person requires the completion of the Request Preclearance for a Trade form in Compliance Science and approval by the CCO. The CCO may give permission to make such investments after considering, among other factors, whether the opportunity is being offered to the Access Person by virtue of his or her position.

With respect to an Access Persons’ investment in an Impala fund, the Access Person shall not be required to obtain pre-approval for an initial investment or subscription to the fund. Rather, the execution of the fund’s subscription document shall serve as evidence of Impala’s pre-clearance of the Access Person’s investment in the fund.

VI. ACCESS PERSON REPORTING REQUIREMENTS

Every Access Person must provide the CCO with personal holdings disclosure reports as described below. A list of all persons required to make reports under this section will be maintained as described in Section IX of this Code.

A. Initial Accounts and Holdings Report.

No later than 10 days after the date that an Employee becomes an Access Person, he or she must complete an Initial Accounts and Holdings Report form in Compliance Science. A copy of the information contained in the Initial Accounts and Holdings Report must be current as of a date no more than 45 days prior to the date the Initial Accounts and Holdings Report was submitted. The Initial Accounts and Holdings Report must include:

1.	The title and type of securities, the exchange ticker symbol or CUSIP number if applicable, the number of shares, and principal amount of each Covered Security in which the Access Person has any direct or indirect Beneficial Ownership;
2.	With respect to brokerage accounts, the Initial Accounts and Holdings Report must include the name of any broker, dealer, and bank with whom the Access Person maintains an account in which any Security is held for the direct or indirect benefit of the Access Person; and

3. The date the report is submitted.

B. Annual Holdings Report.

Each Access Person must submit to the CCO an Annual Accounts and Holdings Report in

Compliance Science which is current as of a date no more than 45 days before the report is submitted. The Annual Accounts and Holdings Report must include the same information in the Initial Accounts and Holdings Report outlined above.

C. Quarterly Transaction Reporting

Access Persons are required to report all Securities Transactions in Covered Securities that they have made during each calendar quarter, as well as any new Accounts that they have opened during the quarter. In order to fulfill this reporting requirement, Access Persons must instruct their broker-dealers to send electronic feeds to Compliance Science or to send the CCO duplicate brokerage account statements, no later than thirty (30) days after the end of each calendar quarter.

If an Access Person’s trades do not occur through a broker-dealer (e.g., an investment in a private investment fund), such transactions shall be reported separately to the CCO. Transaction Reporting, whether through Compliance Science, in the form of a quarterly brokerage account statement or otherwise, must contain the following:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Covered Security involved;
2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
3.	The price of the security at which the transaction was effected;
4.	The name of the broker, dealer or bank with or through which the transaction was effected; and
5.	The date the report is submitted.

VII. GIFTS

On occasion, because of their position with Impala, Employees may receive gifts from investors, outside vendors, or other persons who do business with or are seeking to do business with

Impala. Solicitation of such gifts or gratuities is strictly prohibited. This provision shall not apply to gifts received from immediate family members who give any such gifts in that capacity.

Employees may not accept lavish gifts or other extravagant gratuities from individuals seeking to conduct business with Impala, or on behalf of any Client. Employees are therefore prohibited from accepting gifts from any one provider in excess of $200 per employee, per year. Employees must complete the Gift & Entertainment Preclearance Request form in Compliance Science for all gifts received. Reasonable gifts received on behalf of Impala, such as holiday gift baskets and lunches, shall not require reporting.

Employees may attend business meals, sporting events, and other entertainment events at the expense of a giver, as long as the expense is reasonable and the giver is present. Items such as private jet travel, general airfare, hotel stays, and playoff sporting events must be precleared by submitting the Gifts & Entertainment Preclearance Request form in Compliance Science.

Employees are prohibited from giving gifts that may be deemed excessive, and must obtain approval to give any gift in excess of $200 to any investor, prospective investor, or any individual or entity with whom Impala is seeking to do business. Employees must report all gifts given on the Gift & Entertainment Preclearance Request form in Compliance Science. Charitable donations are exempt from this policy, provided the gift or donation is not intended to influence the charity to become a Client or invest in an Impala Fund.

If any gift is received that is prohibited under this Code, the Employee must immediately inform the CCO. The CCO shall determine an appropriate resolution, which may include returning the gift or donating it to charity.

VIII. OUTSIDE BUSINESS ACTIVITIES

Employees may serve as officers, directors, or trustees of outside organizations (e.g. public or private corporations, partnerships, charitable foundations, and other not-for-profit institutions) with the prior written approval of the CCO and may receive compensation for such activities. Employees seeking additional sources of income through outside employment or other business activities must also pre-clear with the CCO. All such activities must be submitted by completing the Outside Affiliations Preclearance Request form in Compliance Science. When deciding whether to approve a particular activity, the CCO will consider, among other factors, whether the activity raises regulatory concerns, including conflicts of interest and access to material, non-public information.

As an outside board member or officer, an Employee may come into possession of material, non-public information about the outside organization. The CCO is responsible for ensuring that a proper information barrier is put in place between Impala and the outside organization, and that the Employee does not communicate such information to other Employees.

IX. ADMINISTRATION AND PROCEDURAL MATTERS

The CCO (or his designee) shall:

1. Furnish a copy of this Code and any amendments thereto to each Employee and notify each Employee of his/her obligation to complete an Annual Compliance Certification form in Compliance Science acknowledging receipt of the Code and his/her obligation to file reports required by this Code.

2. Supervise the implementation and enforcement of this Code.

3. Review Access Persons’ personal Securities Transactions and holdings reports, except that the individual(s) responsible for reviewing Access Persons’ trades shall not be responsible for reviewing his or her own transactions and holdings reports.

4. Conduct such reviews as shall reasonably be required to detect any violations of this Code.

5. Ensure maintenance of the following records:

             a. a copy of any Code adopted pursuant to Rule 204A-1 of the Advisers Act which has been in effect during the past five (5) years;

             b. a copy of all Annual Compliance Certification Forms acknowledging receipt of the Code and amendments for each person who is currently, or within the past five (5) years, was an Employee;

             c. a copy of any pre-clearance, account statement, or report required to be made by any Access Person during the past five (5) years;

             d. a record of all persons, currently or within the last five (5) years, who are or were required to submit transaction reports or holdings reports to the CCO pursuant to Section VII above;

             e. a record of any violation of the Code and of any action taken as a result of such violation (during the past five (5) years);

             f. a record of all exceptions granted from the Code during the past five (5) years; and

            g. a log of all gifts given or received.

X. SANCTIONS

If a determination is made that an Employee has committed a violation of the Code, sanctions may be imposed, or other actions taken, including: a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. An Employee may also be required to reverse any trade executed in violation of this Code and forfeit any resulting profit or absorb any resulting loss. The amount of any profit forfeited shall be forwarded to an appropriate charitable organization.

The CCO has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any moneys forfeited pursuant to this provision. Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in the imposition of additional sanctions. The CCO shall maintain documentation of all violations of the Code.

XI. CONFIDENTIALITY

All information obtained pursuant to this Code from an Employee shall be kept in strict confidence, except that reports of Securities Transactions hereunder will be made available to the SEC or any other regulatory or self-regulatory authority to the extent required by law or regulation.

XII. OTHER LAWS, RULES, AND STATEMENTS OF POLICY.

Nothing contained in this Code shall be interpreted as relieving any Employee from acting in accordance with the provision of any applicable law, rule, regulation, or any other statement of policy or procedure governing the conduct of such person.

XIII. FURTHER INFORMATION

If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities Transaction, he/she should consult the CCO.

XIV. EXCEPTIONS

Although exceptions to the Code will rarely, if ever, be granted, the CCO may grant exceptions to the requirements of the Code on a case-by-case basis.

XV. DISCLOSURE OF CODE OF ETHICS

Impala will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Impala’s Code of Ethics should be directed to the CCO.

Appendix 1

DEFINITIONS

Access Person means any supervised person who (i) has access to non-public information regarding any Client’s purchase or sale of securities, or non-public information regarding the portfolio holdings of any Reportable Funds, or (ii) is involved in making securities recommendations to Clients, or has access to such recommendations that are non-public. All directors, officers, partners and employees of Impala are presumed to be Access Persons unless exempted by the CCO.

Account means the following securities accounts: any personal account; any joint or tenant-in-common account in which the person has an interest or is a participant; any account for which the person acts as trustee, executor, or custodian; any account over which the person has investment discretion or otherwise can exercise control (other than non-related client accounts over which the person has investment discretion), including the accounts of entities controlled directly or indirectly by the person; any other account in which the person has a direct or indirect Beneficial Interest and any account in which an Immediate Family member has a Beneficial Interest; provided, however that Account shall not include any securities account over which the person has no direct or indirect influence or control.

Beneficial Ownership/Beneficial Interest means a direct or indirect “pecuniary interest,” as defined in subparagraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) that is held or shared by a person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, in a security. The term “pecuniary interest,” as it is defined under the 1934 Act, is generally understood to mean having the opportunity to share, directly or indirectly, in any profit or loss on a transaction in Securities, including but not limited to all joint accounts, partnerships, and trusts. An Access Person is presumed to have Beneficial Ownership of any Immediate Family member’s account.

Covered Security is any “security” excluding direct obligations of the United States government, bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, repurchase agreements, shares of money market funds, shares issued by open-end funds other than Reportable Funds, and shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Immediate Family means a person’s spouse, a person’s minor child, any adult residing in the same household as the person, any relative dependant on the person for financial support, and any other person designated by the CCO.

Reportable Fund means (i) any fund for which Impala serves as an investment adviser as defined in Section 2(a)(20) of the Investment Company Act of 1940 (the “1940 Act”); or (ii) any fund whose investment adviser or principal underwriter controls Impala, is controlled by Impala, or is under common control with Impala (for purposes of this definition, “control” has the same meaning as it does in Section 2(a)(9) of the 1940 Act).

Appendix 1

Securities Transaction means a purchase, sale, or any other type of acquisition or disposition of securities, or writing an option to purchase or sell a security.

Security means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.